EXHIBIT 10.8

AMENDMENT TO 401(k) SAVINGS PLAN

Morgan Stanley & Co. Incorporated (the “Corporation”) hereby amends the Morgan Stanley 401(k) Savings Plan (the “401(k) Savings Plan”) as follows:

1. Section 2, Definitions, is amended by deleting “Morgan Stanley’s Global Director of Human Resources” in the definition of “Plan Administrator” and replacing such phrase with “a Global Director of Human Resources” and inserting the following at the end of such definition:

“Any action to be taken by the Plan Administrator hereunder may be taken by any one person in such position.”

2. Effective January 1, 2010, Section 2, Definitions, is amended by deleting the phrase “for the 2009 Plan Year” in the first sentence of the definition of “Earnings” and inserting the following after first paragraph following subparagraph (b) thereof:

“For a Participant whose employment with the Affiliated Group terminates on or after January 1, 2010 Earnings includes amounts otherwise described in this Section but paid after termination of employment but not later than the later of 30 days after the date on which the Participant’s employment with the Affiliated Group terminates or the 10th day of the month following the month in which the Participant’s employment with the Affiliated Group terminates.”

3. Section 2, Definitions, is amended by renaming the definition of “Transition Contribution” as “Citi Pension Transition Contribution”, relocating such definition in the appropriate alphabetical order and replacing all references in the 401(k) Savings Plan to “Transition Contribution” with “Citi Pension Transition Contribution”.

4. Effective January 1, 2011, Section 2, Definitions, shall be amended by inserting “for the 2009 Plan Year, Section 6(g) for the 2010 Plan Year and Section 6(i) for 2011 and subsequent years” at the end of the definition of “Fixed Contribution”.

5. Effective January 1, 2011, Section 2, Definitions, shall be amended by inserting the following new definitions in the appropriate alphabetical order:

“‘Delayed Transfer Individual’ means an Employee who is a Citigroup Transferee and whose commencement of employment with a Participating Company, including MSSB (as defined in Exhibit A), occurred after June 1, 2009; provided that such terms shall not include an individual who was on a bona fide leave of absence on the date such individual’s employment with such Participating Company was scheduled to have begun.”

“‘Financial Advisor’ means a Participant whose job title includes Financial Advisor, Producing Assistant Branch Manager, Producing Branch Manager, Producing Sales Manager or any equivalent title.”

“‘MS Transition Contribution’ means a contribution made to the Plan pursuant to Section 6(j).”

6. Section 2, Definitions, shall be amended by inserting the following at the end of the definition of “Qualifying Compensation”:

“For the 2010 Plan Year only, Qualifying Compensation means a Participant’s Earnings for the Plan Year; provided, however, that Qualifying Compensation shall exclude amounts paid before the first day of the month following the Participant’s completion of any applicable age and service requirements for participation in the Plan.”

7. Effective January 1, 2010, Sections 6(e) and 6(f) are redesignated as Sections 6(i) and 6(j) respectively and all references in the Plan to Sections 6(e) and 6(f) are modified accordingly.

8. Effective January 1, 2011, newly designated Sections 6(i) and 6(j) are redesignated as Sections 6(m) and 6(n) respectively and all references in the Plan to Sections 6(i) and 6(j) are modified accordingly.

9. Effective January 1, 2010, a new Section 6(e), Make Up Contributions for Delayed Transfer Individuals, is inserted as follows:

“(e) Make-up Contributions for Delayed Transfer Individuals.

“(i) A Participant who is a Delayed Transfer Individual shall be eligible to receive a Make-Up Contribution for the Plan Year in which his or her employment transfers to a Participating Company (including MSSB, as defined in Appendix A) if the Participant is (1) a Citigroup Transferee who was eligible to participate in the Citigroup 401(k) Plan immediately prior to his or her transfer to such Participating Company and (2) (A) is an Eligible Employee on December 31 of the Plan Year of such transfer (including any Participant on an Authorized Absence) or (B) was an Eligible Employee immediately prior to his or her termination of employment during such Plan Year as a result of death, Total and Permanent Disability, Retirement or Release during such Plan Year.

“(ii) Allocation of Make-up Contributions. The amount of the Make-up Contribution for Delayed Transfer Individuals allocated to an eligible Participant for such Plan Year shall be determined under the provisions of Section 6(b)(ii), except that the year of such transfer shall be substituted for ‘2009’ each place it appears therein.”

10. Effective January 1, 2010, a new Section 6(f), Matching Contributions for 2010 Plan Year, is inserted as follows:

“(f) Matching Contributions for 2010 Plan Year. Matching Contributions for the 2010 Plan Year shall be determined in accordance with the provisions of Section 6(a), Matching Contributions for 2009 Plan Year, except that ‘2010’ shall be substituted for ‘2009’ each place it appears therein.”

11. Effective January 1, 2010, a new Section 6(g), Fixed Contributions for the 2010 Plan Year, is inserted as follows:

“(g) Fixed Contributions for the 2010 Plan Year. Fixed Contributions for the 2010 Plan Year shall be determined in accordance with the provisions of Section 6(c), Fixed Contributions for the 2009 Plan Year, except that ‘2010’ shall be substituted for ‘2009’ each place it appears therein.”

12. Effective January 1, 2010, a new Section 6(h), Citi Pension Transition Contributions for the 2010 Plan Year, is inserted as follows:

“(h) Citi Pension Transition Contributions. Citi Pension Transition Contributions for the 2010 Plan Year shall be determined in accordance with the provisions of Section 6(d), Citi Pension Transition Contributions for 2009 Plan Year, except that ‘2010’ shall be substituted for ‘2009’ each place it appears therein. A Participant who received a Citi Pension Transition Contribution for the 2010 Plan Year under this Section 6(h) (or who would have received a Citi Pension Transition Contribution for the 2010 Plan Year under Section 6(h) but for the fact that he is a Delayed Transfer Individual) and who on December 31, 2010 is age 45 and has been credited with five or more Years of Service shall, subject to Section 19, Amendment and Termination, continue to receive a Citi Pension Transition Contribution for each succeeding Plan Year in accordance with the provisions of Section 6(d), except that no Citi Pension Transition Contributions shall be made for any Plan Year beginning after December 31, 2020.”

13. Effective January 1, 2011, a new Section 6(i), Fixed Contributions, is inserted as follows:

“(i) Fixed Contributions.

“(i) Eligibility for Fixed Contributions. Effective January 1, 2011, a Participant shall be eligible to receive a Fixed Contribution for the Plan Year if the Participant (1) has Fixed Contribution Earnings and an annualized base salary of less than or equal to $100,000 for the Plan Year, (2) is not classified as a Financial Advisor, Senior Advisor or Advisory Director on December 31 of the Plan Year, and (3) (A) is an Eligible Employee on December 31 of the Plan Year (including any Participant on an Authorized Absence) or (B) was an Eligible Employee immediately prior to his or her termination of employment during such Plan Year as a result of death, Total and Permanent Disability, Retirement or Release during such Plan Year.

“(ii) Allocation of Fixed Contributions. The amount of the Fixed Contribution allocated to an eligible Participant for the Plan Year shall be equal to 2% of such Participant’s Fixed Contribution Earnings for the Plan Year.”

14. Effective January 1, 2011, a new Section 6(j), MS Transition Contributions, is inserted as follows:

“(j) MS Transition Contributions.

“(i) Eligibility for MS Transition Contributions. Effective January 1, 2011, a Participant shall be eligible to receive an allocation of MS Transition Contributions for a Plan Year if the Participant (1) (A) was accruing benefits under the Morgan Stanley Employees Retirement Plan (the “Pension Plan”) as of December 31, 2010 or (B) was eligible to receive a Retirement Contribution pursuant to Section 6(c) of the Morgan Stanley 401(k) Plan for the 2010 plan year, (2) was at least age 45 with at least five Years of Service for the Company as of December 31, 2010, (3) (A) is an Eligible Employee on December 31 of such Plan Year (including any Participant on an Authorized Absence) or (B) was an Eligible Employee immediately prior to his or her termination of employment during such Plan Year due to death, Total and Permanent Disability, Retirement or Release during such Plan Year.

“(ii) Amount of MS Transition Contributions. The amount of the MS Transition Contributions allocated to a Participant described in Section 6(j)(i) for a Plan Year shall be determined by (1) calculating 80% of the sum of the value at the end of the Plan Year of the employer-provided benefit such Participant would have accrued under the Pension Plan for the Plan Year and the maximum Company Matching Contributions available under this Plan for the Plan Year of determination, determined under the benefit structure in effect under the Pension Plan and this Plan on December 31, 2010, and based on the Participant’s Earnings for the Plan Year of determination and, with respect to the deemed Pension Plan benefit, using the following assumptions: (A) the benefit at age 65, (B) an interest rate of 6% and (C) the mortality table issued by the Internal Revenue Service in Revenue Ruling 2007-67 projected to 2020 using projection scale AA, except that no mortality is assumed prior to age 65, and (2) subtracting the total of the maximum Matching Contributions available under this Plan for the Plan Year of determination (regardless of the amount of the Participant’s actual contributions) and the amount of the Participant’s Fixed Contribution pursuant to Section 6(i) from the amount determined under Section 6(j)(ii)(1), if any.

“(iii) Duration of MS Transition Contributions. Notwithstanding anything herein to the contrary, no MS Transition Contributions shall be made for any Plan Year beginning after December 31, 2020. Nothing in this Section shall supersede the Company’s right to amend or terminate the Plan as provided in Section 19.

“(iv) If a Participant receives a Citi Pension Transition Contribution under Section 6(h), he will not be eligible for an MS Transition Contribution under this Section 6(j).”

15. Effective January 1, 2011, a new Section 6(k), Matching Contributions After 2010, is inserted as follows:

“(k) Matching Contributions After 2010. Effective January 1, 2011, before the end of each Plan Year, each eligible Participant shall be allocated a Matching Contribution with respect to such Plan Year at the discretion of the Company with a value as of that date up to the dollar amount of the Participant’s Matched Contributions for such Plan Year, up to 4 percent of Earnings.”

16. Effective January 1, 2011, a new Section 6(l), Coordination of Contributions, is inserted as follows:

“(l) Coordination of Contributions. In the event a Participant transfers from participation in this Plan to the Morgan Stanley 401(k) Plan (or vice versa), any Company Contributions made pursuant to this Section 6 will be calculated with reference to all Earnings, Company Matching Contributions available and other data under both this Plan and the Morgan Stanley 401(k) Plan and shall be calculated under the formula set forth in the plan in which the Participant participated on December 31 of the year to which such contribution relates; provided, however, that solely with respect to MS Transition Contributions, MS Transition Contributions shall instead be calculated under the formula set forth in the plan in which the Participant participated on December 31, 2010. All such Company Contributions shall be payable with respect to each year to the plan in which the Participant participated last, and shall not be subject to duplication between this Plan and the Morgan Stanley 401(k) Plan.”

17. Effective January 1, 2010, Section 7(e)(ii) shall be amended by inserting the following at the beginning thereof:

“Members of the Investment Committee shall make reasonable efforts to meet a minimum of three times per year.”

18. Effective January 1, 2011, Section 11(c), Right to Deferred Distribution, is amended by inserting “determined without regard to any rollover contributions made to the Plan” after each reference to “$1,000” in the first paragraph thereof.

19. Section 12(f), Hardship, is amended by inserting the following after the phrase “Retirement Contributions” in the second paragraph of subsection (i) thereof:

“, Fixed Contributions, MS Transition Contributions,”

20. Effective July 1, 2009, Section 13(c), Military Service, is redesignated as Section 13(c)(1), the phrase “and other applicable law” is added at the end of Section 13(c)(1), and a new Section 13(c)(2) is inserted as follows:

“(2) Effective July 1, 2009, the beneficiary of a Participant on a leave of absence to perform military service with reemployment rights described in Code section 414(u) where the Participant cannot return to employment on account of his or her death, shall be entitled, in accordance with Code section 401(a)(37), to any additional benefits (other than benefit accruals relating to the Participant’s period of qualified military service) that would be provided under the Plan had the Participant died as an active Employee.”

21. Effective January 1, 2010, the second paragraph of Section 16(a) shall be amended by inserting the following after the second sentence thereof:

“The Committee shall make reasonable efforts to timely address claims presented to it, taking into account the timeframes included in ERISA and the regulations thereunder.”

22. Effective January 1, 2010, the first sentence of Section 16(c) shall be amended by replacing each instance of the phrases “Morgan Stanley’s Global Director of Human Resources” and “the Global Director of Human Resources” therein with “a Global Director of Human Resources”, by deleting “$20,000” from the first sentence thereof and inserting “$40,000” in lieu thereof, and inserting the following at the end thereof:

“Any action to be taken by a Global Director of Human Resources hereunder may be taken by any one person in such position.”

23. Effective January 1, 2010, the first paragraph of Section 17(a) shall be amended by inserting the following after the second sentence thereof:

“The Benefit Plan Appeals Committee shall make reasonable efforts to timely address appeals from denied claims presented to it, taking into account the timeframes included in ERISA and the regulations thereunder.”

24. Except as otherwise provided above, all amendments included herein are made effective and incorporated into the terms of the Plan, as of the date hereof.

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IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed on its behalf as of this 23rd day of December, 2010.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ KAREN JAMESLEY
Title:	Global Head of Human Resources